Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2020 Third Quarter Results
MALVERN, Pa. (November 3, 2020) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2020 third quarter ended September 26, 2020.
Third Quarter Highlights:
•Revenues of $67.5 million increased 0.2% from a year ago.
•Gross profit margin, on both an as-reported and adjusted* basis, was 40.5% as compared to 38.3% reported a year ago.
•Operating margin was 12.0% as compared to 9.2% reported a year ago.
•Adjusted operating margin* was 11.7%, as compared to 10.0% reported a year ago.
•Diluted earnings per share of $0.41 as compared to $0.33 reported a year ago.
•Adjusted diluted earnings per share* of $0.40, as compared to $0.37 reported a year ago.
•Cash from operating activities was $6.1 million with adjusted free cash flow* of $1.4 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Our third-quarter sales reflected sequential growth across all three of our reporting segments and was driven by ongoing strength in our advanced sensors products. Our Force Sensors operation in India, which had been impacted by COVID-related constraints, is now operating at full capacity. Orders in the third quarter grew sequentially driven primarily by strength in our consumer-related markets, and the partial recovery in some of our other end-markets which continue to face headwinds from the pandemic.

Mr. Shoshani said: "I am pleased with our financial performance for the third quarter, as we achieved solid margins, grew our earnings per share and continued to generate strong cash from operations. This performance reflects both the short-term cost controls we have in place as well as the cost-savings initiatives we have implemented across the business over the past few years."
Third Quarter and Nine Month Financial Trends:
The Company's third fiscal quarter 2020 net earnings attributable to VPG stockholders were $5.6 million, or $0.41 per diluted share, compared to $4.5 million, or $0.33 per diluted share, in the third fiscal quarter of 2019. Foreign currency exchange rates for the third quarter of 2020 increased net income by $0.2 million, or $0.01 per diluted share, relative to the prior year period.
In the nine fiscal months ended September 26, 2020 net earnings attributable to VPG stockholders were $10.7 million, or $0.78 per diluted share, compared to $18.3 million, or $1.35 per diluted share, in the nine fiscal months ended September 28, 2019. Foreign currency exchange rates for the nine fiscal months ended September 26, 2020 decreased net income by $0.5 million, or $0.04 per diluted share, relative to the prior year period.
The third fiscal quarter 2020 adjusted net earnings* attributable to VPG stockholders were $5.5 million, or $0.40 per diluted share, compared to $5.0 million, or $0.37 per diluted share in the third fiscal quarter of 2019.
In the nine fiscal months ended September 26, 2020 adjusted net earnings* attributable to VPG stockholders were $12.0 million, or $0.88 per diluted share, compared to $19.4 million, or $1.43 per diluted share in the nine fiscal months ended September 28, 2019.
Segments
Foil Technology Products segment revenues increased 2.5% to $32.9 million in the third fiscal quarter of 2020, up from $32.1 million in the third fiscal quarter of 2019; sequentially, revenue increased 3.5% compared to $31.8 million in the second quarter of 2020. The year-over-year and sequential increases in revenues were primarily attributable to an increase in our advanced sensors product line primarily in our consumer-related markets and an increase in our Pacific Instruments product line in the avionics, military and space market, which partially offset a decrease in precision resistor sales in the test and measurement market.
Gross profit margin for the Foil Technology Products segment was 41.1% (or, 41.6% adjusted to exclude the impact of COVID-19) for the third fiscal quarter of 2020, an increase compared to 37.3% in the third fiscal quarter of 2019, and a decrease compared to 41.8% (or, 41.7% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to manufacturing efficiencies and cost controls. Sequentially, adjusted gross profit margin was comparable to the second quarter.
Force Sensors segment revenues decreased 14.5% to $13.9 million in the third fiscal quarter of 2020, compared to $16.2 million in the third fiscal quarter of 2019, reflecting the impact of the COVID-19 pandemic on our India facility. Sequentially, revenue increased 55.5% compared to $8.9 million in the second quarter of 2020 as a result of COVID-19 mitigation restrictions being lifted as of July 1, 2020 by the Indian government and the subsequent ramping up of production without limitations at our India operations during the third quarter of 2020. The sequential revenue increase reflected higher sales in the industrial weighing and our other markets.
Gross profit margin for the Force Sensors segment was 30.5% (or, 31.2% adjusted to exclude the impact of COVID-19) for the third fiscal quarter of 2020, which was an increase compared to 30.4% in the third fiscal quarter of 2019, and 11.6% (or, 19.6% adjusted to exclude the impact of COVID-19) in the second fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was primarily due to cost controls and a positive impact of foreign exchange, partially offset by lower volume due to the COVID-19 impacts mentioned above and a reduction in export grants. Sequentially, adjusted gross profit margin increased primarily due to higher volume.
Weighing and Control Systems segment revenues increased 8.8% year-over-year to $20.8 million in the third fiscal quarter of 2020, up from $19.1 million in the third fiscal quarter of 2019. Sequentially, revenue increased 12.5% from $18.4 million in the second fiscal quarter of 2020. The year-over-year increase in revenues was primarily attributable to the additional revenues of Dynamic Systems Inc. ("DSI") acquired in November 2019, which was partially offset by lower volume of our onboard weighing products for the transportation market and lower KELK steel-related sales. The sequential increase in revenue was primarily attributable to the DSI product line and an increase in sales of our onboard weighing products for the transportation market, which was partially offset by lower KELK steel-related sales.
The third fiscal quarter 2020 gross profit margin for the Weighing and Control Systems segment was 46.2% (or, 44.9% adjusted to exclude the purchasing accounting adjustments related to the DSI acquisition and the impact of COVID-19), compared to 46.6% from the third fiscal quarter of 2019, and 47.6% (or, 47.3% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19) in the second fiscal quarter of 2020. The year-over-year decrease in adjusted gross profit margin was mostly due to unfavorable product mix, partially offset by higher volume. The sequential decrease in adjusted gross profit margin was due to unfavorable product mix and a reduction in inventory, partially offset by higher volume.

Impacts From the Global COVID-19 Pandemic:
As the COVID-19 pandemic began to unfold around the world, the Company took measures to protect its employees and customers. Those measures included suspending business travel, enabling certain employees to work from home, implementing workplace distancing, and adjusting work shifts to minimize employees’ contact with other employees. While the majority of the Company’s operations were able to operate despite the impacts from the COVID-19 pandemic, the Company’s Force Sensors manufacturing facility in India had operated at partial capacity as a result of government-mandated restrictions. In the third quarter of 2020, these restrictions reduced Force Sensors revenue by approximately $2.5 million and Force Sensors operating income by approximately $1.0 million due to the lower volume. For the first nine months of 2020, these restrictions impacted Force Sensors revenue in aggregate by approximately $10 million from pre-COVID runrate levels and reduced its operating income by approximately $4 million due to the lower revenue. The Company received approval from the Indian government to operate its facility without limitation on July 1, 2020, and as of the end of the third quarter the facility was operating at full capacity.
As of November 3, 2020, all of the Company’s facilities are operating without limitations with the Company implementing COVID-19 best practices with respect to working conditions and enabling some employees to work remotely where possible. Nonetheless, given the impacts to date and the ongoing uncertainty concerning the magnitude of the impact and duration of the COVID-19 pandemic, the ongoing economic disruption may continue to adversely affect the Company’s business and financial results.

Near-Term Outlook
“Despite the ongoing uncertainties and economic impacts of the global pandemic, we expect net revenues to grow sequentially and be in the range of $69 million to $75 million for the fourth fiscal quarter of 2020, at constant third fiscal quarter 2020 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DSI acquisition and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, COVID-19 costs, restructuring costs, and executive severance costs. We define "adjusted net earnings” and "adjusted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, COVID-19 costs, restructuring costs, executive severance costs, and associated tax effects. "Adjusted free cash flow" for the third fiscal quarter of 2020 is defined as the amount of cash generated from operating activities ($6.1 million), in excess of our capital expenditures ($4.8 million), net of proceeds, if any, from the sale of assets ($0.1 million). Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating performance for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast
A conference call will be held today (November 3) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 4268514, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10148294. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including DSI); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 26, 2020	September 28, 2019
Net revenues	$67,525	$67,421
Costs of products sold	40,176	41,631
Gross profit	27,349	25,790
Gross profit margin	40.5%	38.3%

Selling, general, and administrative expenses	19,144	19,057
Executive severance costs	—	—
Restructuring costs	84	547
Operating income	8,121	6,186
Operating margin	12.0%	9.2%

Other income (expense):
Interest expense	(309)	(324)
Other	(39)	547
Other income (expense)	(348)	223

Income before taxes	7,773	6,409

Income tax expense	2,109	1,879

Net earnings	5,664	4,530
Less: net earnings attributable to noncontrolling interests	66	21
Net earnings attributable to VPG stockholders	$5,598	$4,509

Basic earnings per share attributable to VPG stockholders	$0.41	$0.33
Diluted earnings per share attributable to VPG stockholders	$0.41	$0.33

Weighted average shares outstanding - basic	13,575	13,523
Weighted average shares outstanding - diluted	13,637	13,607

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 26, 2020	September 28, 2019
Net revenues	$194,367	$214,816
Costs of products sold	118,843	127,366
Gross profit	75,524	87,450
Gross profit margin	38.9%	40.7%

Selling, general, and administrative expenses	58,075	59,401
Executive severance costs	—	611
Restructuring costs	713	547
Operating income	16,736	26,891
Operating margin	8.6%	12.5%

Other income (expense):
Interest expense	(1,037)	(1,071)
Other	(629)	(385)
Other income (expense)	(1,666)	(1,456)

Income before taxes	15,070	25,435

Income tax expense	4,367	6,999

Net earnings	10,703	18,436
Less: net earnings attributable to noncontrolling interests	34	119
Net earnings attributable to VPG stockholders	$10,669	$18,317

Basic earnings per share attributable to VPG stockholders	$0.79	$1.36
Diluted earnings per share attributable to VPG stockholders	$0.78	$1.35

Weighted average shares outstanding - basic	13,562	13,512
Weighted average shares outstanding - diluted	13,611	13,588

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 26, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,795	$86,910
Accounts receivable, net	44,966	43,198
Inventories:
Raw materials	22,770	21,701
Work in process	24,627	23,128
Finished goods	19,062	22,066
Inventories, net	66,459	66,895

Prepaid expenses and other current assets	15,613	15,558
Total current assets	216,833	212,561

Property and equipment, at cost:
Land	4,217	4,243
Buildings and improvements	64,586	52,708
Machinery and equipment	113,519	111,492
Software	9,718	9,384
Construction in progress	2,261	2,485
Accumulated depreciation	(125,583)	(119,042)
Property and equipment, net	68,718	61,270

Goodwill	34,724	35,018
Intangible assets, net	32,170	34,198
Operating lease right-of-use assets	21,846	8,691
Other assets	18,415	18,675
Total assets	$392,706	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 26, 2020	December 31, 2019
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,108	$8,869
Payroll and related expenses	15,945	16,312
Other accrued expenses	16,482	16,126
Income taxes	1,153	261
Current portion of operating lease liabilities	4,179	2,827
Current portion of long-term debt	52	44,516
Total current liabilities	46,919	88,911

Long-term debt, less current portion	40,604	17
Deferred income taxes	3,477	3,478
Operating lease liabilities	18,385	5,811
Other liabilities	14,894	14,775
Accrued pension and other postretirement costs	15,883	15,669
Total liabilities	140,162	128,661

Commitments and contingencies

Equity:
Common stock	1,317	1,312
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,514	197,125
Retained earnings	99,957	89,288
Accumulated other comprehensive loss	(37,742)	(37,703)
Total Vishay Precision Group, Inc. stockholders' equity	252,384	241,360
Noncontrolling interests	160	392
Total equity	252,544	241,752
Total liabilities and equity	$392,706	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Nine Fiscal Months Ended
	September 26, 2020	September 28, 2019
Operating activities
Net earnings	$10,703	$18,436
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,334	8,639
Loss from extinguishment of debt	30	—
Gain on sale of property and equipment	(140)	(100)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	—	(827)
Share-based compensation expense	1,137	1,592
Inventory write-offs for obsolescence	1,873	1,937
Deferred income taxes	127	605
Other	364	(2)
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,541)	8,348
Inventories, net	(1,214)	(4,138)
Prepaid expenses and other current assets	(75)	(5,788)
Trade accounts payable	605	(1,353)
Other current liabilities	1,631	(2,727)
Net cash provided by operating activities	22,834	24,622

Investing activities
Capital expenditures	(15,815)	(8,621)
Proceeds from sale of property and equipment	423	265
Adjustment to purchase price of a business	156	—
Net cash used in investing activities	(15,236)	(8,356)

Financing activities
Principal payments on long-term debt	(3,459)	(3,461)
Debt issuance costs	(402)	—
Purchase of noncontrolling interest	(253)	—
Contributions from (distributions to) noncontrolling interests	35	(45)
Payments of employee taxes on certain share-based arrangements	(813)	(854)
Net cash used in financing activities	(4,892)	(4,360)
Effect of exchange rate changes on cash and cash equivalents	179	(766)
Increase in cash and cash equivalents	2,885	11,140

Cash and cash equivalents at beginning of period	86,910	90,159
Cash and cash equivalents at end of period	$89,795	$101,299

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(15,395)	$(7,383)
Capital expenditures accrued but not yet paid	$762	$613
Supplemental disclosure of financing transactions:
Non-cash extinguishment of long-term debt facility (see Note 7)	$(7,020)	$—
Non-cash refinancing of revolving facility (see Note 7)	$7,020	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
As reported - GAAP	$27,349	$25,790	$8,121	$6,186	$5,598	$4,509	$0.41	$0.33
As reported - GAAP Margins	40.5%	38.3%	12.0%	9.2%
Acquisition purchase accounting adjustments	4	—	4	—	4	—	—	—
COVID-19 impact	(22)		(320)		(320)		(0.03)
Executive Severance costs		—		—		—	—	—
Restructuring costs		—	84	547	84	547	0.01	0.04
Less: Tax effect of reconciling items and discrete tax items		—		—	(84)	80	(0.01)	—
As Adjusted - Non GAAP	$27,331	$25,790	$7,889	$6,733	$5,450	$4,976	$0.40	$0.37
As Adjusted - Non GAAP Margins	40.5%	38.3%	11.7%	10.0%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Nine fiscal months ended	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
As reported - GAAP	$75,524	$87,450	$16,736	$26,891	$10,669	$18,317	$0.78	$1.35
As reported - GAAP Margins	38.9%	40.7%	8.6%	12.5%
Acquisition purchase accounting adjustments	560	—	560	—	560	—	0.04	—
COVID-19 impact	536		123		123		0.01
Executive Severance costs	—	—		611		611	—	0.04
Restructuring costs	—	—	713	547	713	547	0.05	0.04
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	59	80	—	—
As Adjusted - Non GAAP	$76,620	$87,450	$18,132	$28,049	$12,006	$19,395	0.88	$1.43
As Adjusted - Non GAAP Margins	39.4%	40.7%	9.3%	13.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	September 26, 2020	September 28, 2019	June 27, 2020
Foil Technology Products
As reported - GAAP	$13,515	$11,970	$13,286
As reported - GAAP Margins	41.1%	37.3%	41.8%
COVID-19 impact	159	—	(39)
As Adjusted - Non GAAP	$13,674	$11,970	$13,247
As Adjusted - Non GAAP Margins	41.6%	37.3%	41.7%

Force Sensors
As reported - GAAP	$4,235	$4,932	$1,038
As reported - GAAP Margins	30.5%	30.4%	11.6%
COVID-19 impact	94	—	706
As Adjusted - Non GAAP	$4,329	$4,932	$1,744
As Adjusted - Non GAAP Margins	31.2%	30.4%	19.6%

Weighing and Control Systems
As reported - GAAP	$9,599	$8,888	$8,786
As reported - GAAP Margins	46.2%	46.6%	47.6%
Acquisition purchase accounting adjustments	4	—	41
COVID-19 impact	(275)	—	(109)
As Adjusted - Non GAAP	$9,328	$8,888	$8,718
As Adjusted - Non GAAP Margins	44.9%	46.6%	47.3%